UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2015

GENIUS BRANDS INTERNATIONAL, INC.

(Name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization)	000-54389 (Commission File Number)	20-4118216 (I.R.S. Employer Identification Number)

301 N. Canon Drive, Suite 305 Beverly Hills, CA (Address of principal executive offices)		90210 (Zip Code)

Registrant’s telephone number, including area code: (310) 273-4222

(Former name or former address, if changed since last report)

Copies to:

Harvey J. Kesner, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32 nd Floor

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ITEM 3.02	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT. UNREGISTERED SALES OF EQUITY SECURITIES.

On October 29, 2015, Genius Brands International, Inc., a Nevada corporation (the “Company”) entered into securities purchase agreements (the “Purchase Agreements”) with certain accredited investors (the “Investors”) pursuant to which the Company sold an aggregate of 4,330,000 shares (“the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”) and warrants (the “Warrants”) to purchase up to an aggregate of 4,330,000 shares of Common Stock for a purchase price of $1.00 per share (the “Private Placement”) and gross proceeds to the Company of $4,330,000. The closing of the Private Placement was subject to certain customary closing conditions and closed on November 3, 2015.

The Warrants are exercisable into shares of Common Stock (the “Warrant Shares”) for a period of five (5) years from issuance at an initial exercise price of $1.10 per share, subject to adjustment in the event of stock splits, dividends and recapitalizations. The Company is prohibited from effecting an exercise of the Warrants to the extent that as a result of such exercise, the Investor would beneficially own more than 4.99% (subject to increase up to 9.99% upon 61 days’ notice) in the aggregate of the issued and outstanding shares of Common Stock, calculated immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Warrant.

Pursuant to the terms of the Purchase Agreements, beginning on the closing date of the Private Placement and ending sixty (60) days after the Effective Date (as defined in the Purchase Agreements), the Company shall not issue any securities, subject to certain exceptions. Additionally, until the later of (i) such time as the Investors, in the aggregate, hold less than 50% of the Common Stock originally purchased by the Investors in the Private Placement and the average daily trading volume of the Common Stock for a period of ten (10) consecutive trading days is greater than $75,000 and (ii) the one year anniversary of the closing of the Private Placement, the Company has agreed to not sell any securities, subject to certain exceptions, at an effective per share price of Common Stock less than the purchase price of the Common Stock sold in the Private Placement then in effect.

In connection with the Private Placement, the Company’s officers, directors and 10% shareholders agreed to execute a lockup agreement whereby they would be prohibited from disposing of any securities held by them for a period of ninety (90) days from the closing of the Private Placement.

The Company has agreed to file a “resale” registration statement with the Securities and Exchange Commission (the “SEC”) covering all shares of Common Stock and Warrant Shares issued or issuable in the Private Placement within 45 days of the closing of the Private Placement (the “Filing Date”) and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144. The Company has agreed to use its reasonable best efforts to have the registration statement declared effective within 90 days of the closing of the Private Placement (or 120 days after such closing if the registration statement is subject to review by the SEC (the “Effectiveness Date”). The Company is obligated to pay to Investors a fee of 1% per month in cash for every thirty day period up to a maximum of six (6%) percent, (i) that the registration statement has not been filed after the Filing Date, (ii) following the Effectiveness Date that the registration statement has not been declared effective; and (iii) as otherwise set forth in the Registration Rights Agreement.

Chardan Capital Markets LLC acted as sole placement agent in the Private Placement in consideration for which Chardan received a cash fee of $300,000 and a five-year warrant to purchase up to 425,000 shares of Common Stock (the “Placement Agent Warrant”) at an initial exercise price of $1.20 per share. The terms of the Placement Agent Warrant are identical to the Warrants issued to the Investors in the Private Placement except with respect to the exercise price thereof.

The Common Stock and Warrants were sold and issued to “accredited investors,” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”) and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws.

The foregoing descriptions of the Private Placement, the Purchase Agreements, the Warrants and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the form of Warrant, the form of Purchase Agreement and the form of Registration Rights Agreement, filed as Exhibits 4.1, 10.1, and 10.2, respectively hereto and which are incorporated herein by reference.

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Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
4.1	Form of Warrant
10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS BRANDS INTERNATIONAL, INC.

Date: November 4, 2015	By:	/s/ Andrew Heyward
	Name: Title:	Andrew Heyward Chief Executive Officer

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